UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 02)*

CEVA Inc

(Name of Issuer)

Common Stock, $.001 par value

(Title of Class of Securities)

157210105

(CUSIP Number)

December 31, 2015

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☒  Rule 13d-1(b)

     ☐  Rule 13d-1(c)

     ☐  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	157210105

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Ranger Investment Management, L.P. 02-0661004

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

424,064

	6	SHARED VOTING POWER

0

	7	SOLE DISPOSITIVE POWER

445,634

	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

445,634

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.18%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IA
FOOTNOTES

CUSIP No.	157210105

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Ranger Investment Group, L.L.C 48-1264945

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

424,064

	6	SHARED VOTING POWER

0

	7	SOLE DISPOSITIVE POWER

445,634

	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

445,634

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.18%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

HC
FOOTNOTES

CUSIP No.	157210105

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Ranger Capital Group, L.L.C. 02-0660964

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

424,064

	6	SHARED VOTING POWER

0

	7	SOLE DISPOSITIVE POWER

445,634

	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

445,634

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.18%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

HC
FOOTNOTES

CUSIP No.	157210105

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Ranger Capital Group Holdings, L.P. 02-0660977

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

424,064

	6	SHARED VOTING POWER

0

	7	SOLE DISPOSITIVE POWER

445,634

	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

445,634

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.18%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

HC
FOOTNOTES

CUSIP No.	157210105

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Jason Christopher Elliott

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

424,064

	6	SHARED VOTING POWER

0

	7	SOLE DISPOSITIVE POWER

445,634

	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

445,634

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.18%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

HC
FOOTNOTES

CUSIP No.	157210105

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
William Conrad Doenges

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

424,064

	6	SHARED VOTING POWER

0

	7	SOLE DISPOSITIVE POWER

445,634

	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

445,634

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.18%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

HC
FOOTNOTES

Item 1.

(a)	Name of Issuer
CEVA Inc

(b)	Address of Issuer’s Principal Executive Offices
1943 Landings Drive Mountain View, CA 94043

Item 2.

(a)	Name of Person Filing

This Schedule 13G (the “Schedule 13G”) is being filed on behalf of each of the following persons(each, a “Reporting Person”):
(i) Ranger Investment Management, L.P.;

(ii) Ranger Investment Group, L.L.C.;

(iii) Ranger Capital Group, L.L.C.;

(iv) Ranger Capital Group Holdings, L.P.;

(v) Jason Christopher Elliott; and

(vi) William Conrad Doenges.

Ranger Investment Management, L.P. is an investment advisor which has been granted investment discretion over certain portfolio investments, including the Common Stock referenced herein. The Schedule 13G relates to the Common Stock held for the accounts of Ranger Investment Management, L.P.’s clients.

(b)	Address of Principal Business Office or, if none, Residence
The address of the principal business office of the Reporting Persons is: 2828 N. Harwood Street, Suite 1900 Dallas, TX 75201

(c)	Citizenship

(i) Ranger Investment Management, L.P. is a Delaware limited partnership;

(ii) Ranger Capital Group, L.L.C. is a Texas limited liability company;

(iii) Ranger Capital Group Holdings, L.P. is a Texas limited partnership;

(iv) Ranger Investment Group, L.L.C. is a Delaware limited liability company;

(v) Jason Christopher Elliott is a citizen of the United States of America; and

(vi) William Conrad Doenges is a citizen of the United States of America.

(d)	Title of Class of Securities
Common Stock (the “Common Stock”)

(e)	CUSIP Number
157210105

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e)	☒	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J).

(k)	☐	A group, in accordance with § 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned: NaN

(b)	Percent of class: 2.18%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: NaN

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: NaN

(iv)	Shared power to dispose or to direct the disposition of: 0

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒ .

As of 12/31/2015, each Reporting Person is the beneficial owner of 2.18% of Common Stock.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Inapplicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Inapplicable.

Item 8.	Identification and Classification of Members of the Group

Inapplicable.

Item 9.	Notice of Dissolution of Group

Inapplicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Ranger Investment Management, L.P.

Date: February 16, 2016	By:	/s/ Nim Hacker
Name: Nim Hacker
Title: Authorized Signatory

Ranger Capital Group, L.L.C

Date: February 16, 2016	By:	/s/ Nim Hacker
Name: Nim Hacker
Title: Authorized Signatory

Ranger Capital Group Holdings, L.P.

Date: February 16, 2016	By:	/s/ Nim Hacker
Name: Nim Hacker
Title: Authorized Signatory

Ranger Investment Group, L.L.C.

Date: February 16, 2016	By:	/s/ Nim Hacker
Name: Nim Hacker
Title: Authorized Signatory

Date: February 16, 2016	By:	/s/ Jason Christopher Elliott
Name: Jason Christopher Elliott
Title: Self-Signature

Date: February 16, 2016	By:	/s/ William Conrad Doenges
Name: William Conrad Doenges
Title: Self-Signature

Footnotes:

Attention:	Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)